UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 18, 2016 (February 17, 2016)

HEMISPHERX BIOPHARMA, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27072	52-0845822
(state or other juris-	(Commission	(I.R.S. Employer
diction of incorporation)	File Number)	(Identification No.)

1617 JFK Boulevard, Suite 500, Philadelphia, PA	19103
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (215) 988-0080

1617 JFK Boulevard, Suite 500, Philadelphia, PA 19103
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 17, 2016, the Board of Directors (the “Board”) of Hemispherx Biopharma, Inc. (the “Company”), by majority vote, terminated the employment of Dr. William A. Carter, the Company’s Chairman of the Board, Chief Executive Officer and Chief Scientific Officer. As a result, Dr. Carter also is no longer a director. Dr. William M. Mitchell M.D., PhD., Professor of Pathology, Microbiology and Immunology and a noted author on such subjects, Chairman of the Compensation Committee and the Corporate Governance and Nomination Committee, was named Chairman of the Board.

In recent months, the Company has been reexamining its fundamental priorities in terms of direction, corporate culture and its ability to fund operations.

The Board has recently taken significant actions to reserve capital so the Company can better achieve its commercial goals, including but not limited to a strict anti-nepotism policy, listing for sale underutilized assets, aggressively pursuing international sales of clinical grade materials, and implementing a strong financial austerity plan. The Company is committed to a focused business plan oriented toward finding senior co-development partners with the capital and expertise needed to commercialize the many potential therapeutic aspects of our experimental drugs and our approved drug Alferon N. Management will make creating stockholder value and delivering much needed therapies to patients its prime objectives. The departure of Dr. Carter will harmonize the management team with the directives and polices of the Board and reduce the burn rate both short and long term The substantial savings it generates become a major part of our overall financial austerity program.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEMISPHERX BIOPHARMA, INC.

February 18, 2016	By:	/s/ Thomas K. Equels
Thomas K. Equels, President